Exhibit 3.1

AMERICAN REALTY CAPITAL PROPERTIES, INC.

ARTICLES OF AMENDMENT

American Realty Capital Properties, Inc., a Maryland corporation, (the “Corporation”), hereby certifies to the State Department of Assessment and Taxation of Maryland that:

FIRST, Article 1 of the charter of the Corporation is hereby amended to change the name of the Corporation to VEREIT, Inc.

SECOND, the foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law without action by the stockholders.

THIRD, these Articles of Amendment shall become effective upon filing with the Department.

FOURTH, the undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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Exhibit 3.1

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 28th day of July, 2015.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By: /s/ Glenn J. Rufrano
Name: Glenn J. Rufrano
Title: Chief Executive Officer

ATTEST:

By: /s/ Lauren Goldberg
Name: Lauren Goldberg
Title: Secretary